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                         AMENDMENT NO. 1 TO AMENDED AND
                      RESTATED AGREEMENT AND PLAN OF MERGER

                  AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 19, 1999 (this "Amendment"), by and between AVATEX CORPORATION, a Delaware corporation ("Avatex"), and XETAVA CORPORATION, a Delaware corporation ("Xetava").

                               W I T N E S E T H:

                  WHEREAS, Avatex and Xetava have entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 18, 1999 (the "Merger Agreement"; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement); and

                  WHEREAS, in accordance with Section 7.1 of the Merger Agreement, Avatex and Xetava have agreed to amend the Merger Agreement as set forth below.

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avatex and Xetava hereby agree as follows:

                  SECTION. 1. Amendment to the Merger Agreement. The Merger Agreement is hereby amended as follows:

                  (a) Section 2.3(a) of the Merger Agreement is hereby amended as follows:

                           (i) By deleting the word "Promptly" appearing as the
                  first word of the second sentence of such section and substituting in place thereof the following phrase: "Except as otherwise contemplated by Section 2.3(j) below with respect to shares of Old Avatex Common Stock, promptly";

                           (ii) By deleting the word "No" appearing as the first
                  word of the fourth sentence of such section, and substituting in place thereof the following phrase: "Subject to the provisions of Section 2.3(j) below, no"; and

                           (iii) By deleting the phrase "Avatex Shares"
                  appearing immediately prior to the parenthetical "(in any such case, a "Certificate")" in the fourth sentence of such section, and substituting in place thereof the following phrase: "shares of Convertible Preferred Stock or Series A Preferred Stock".

                  (b) Section 2.3(b) of the Merger Agreement is hereby amended by deleting the phrase "Avatex Shares" appearing in the second line of such section and


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substituting in place thereof the following phrase: "shares of Convertible
Preferred Stock or Series A Preferred Stock".

                  (c) Section 2.3 of the Merger Agreement is hereby amended by adding the following to the end thereof:

                  "(j) Notwithstanding anything in this Agreement to the contrary, as of the Effective Time, each stock certificate theretofore representing issued and outstanding shares of Old Avatex Common Stock (the "Existing Common Stock Certificates") shall be deemed for all purposes to evidence ownership of, and to represent, the same number of shares of New Avatex Common Stock into which the shares of Old Avatex Common Stock formerly evidenced by the Existing Common Stock Certificates have been converted as provided in Section 2.1(a)(i) above. The registered owner on the books and records of Avatex or its transfer agent of any such Existing Common Stock Certificates shall have and be entitled to exercise any and all voting and other rights with respect to, and receive any and all dividends and other distributing upon, the shares of New Avatex Common Stock evidenced by any such Existing Common Stock Certificates."

                  (d) Section 2.4 of the Merger Agreement is hereby amended by adding the phrase "or Existing Common Stock Certificates" immediately following the word "Certificates" appearing in the second sentence of such section.

                  (e) Section 7.6(b) of the Merger Agreement is hereby amended by adding phrases "Existing Common Stock Certificates" and "2.3(j)" where they would appear in such section in correct alphabetical order under the column headings "Term" and "Section", respectively.

                  SECTION. 2. Effect on Merger Agreement. Except as specifically provided herein, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed. On and after the date hereof, each reference in the Merger Agreement to "this Agreement", "herein", "hereof" or words of like import shall mean and be a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made on any instrument, agreement, certificate or document at any time referring to the Merger Agreement; it being understood and agreed that a reference to the Merger Agreement in any of such instruments, agreements, certificates or documents to be deemed to be a reference to the Merger Agreement as amended hereby.

                  SECTION. 3. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION. 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of

                                       2

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law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                  SECTION. 5. Headings. The section headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.




                                         AVATEX CORPORATION



                                         By: /s/ Abbey J. Butler
                                            ----------------------------------
                                             Abbey J. Butler
                                             Co-Chief Executive Officer


                                         XETAVA CORPORATION



                                         By: /s/ Melvyn J. Estrin
                                            ----------------------------------
                                             Melvyn J. Estrin
                                             Co-Chief Executive Officer